Exhibit 99

ORBCOMM ANNOUNCES FOURTH QUARTER AND FULL YEAR 2020 RESULTS

– Total Revenue and Adjusted EBITDA Above Consensus –

– 2020 Record Cash Flow from Operations of $48.4 Million, Up $18 Million Over Prior Year –

– Company Completes Debt Refinancing, Saving $12 Million in Annual Interest Expense –

Rochelle Park, NJ, February 24, 2021 – ORBCOMM Inc. (NASDAQ: ORBC), a global provider of Internet of Things (IoT) solutions, today announced financial results for the fourth quarter and full year ended December 31, 2020.

The following financial highlights are in thousands of dollars and unaudited.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

Recurring Service Revenues	$36,796	$40,087	$150,048	$155,284
Other Service Revenues	2,332	1,211	7,771	5,310
Total Service Revenues	39,128	41,299	157,819	160,594
Product Sales	24,685	28,383	90,647	111,419
Total Revenues	63,813	69,682	248,466	272,013
Net Loss Attributable to ORBCOMM Inc. Common Stockholders	(14,770)	(2,501)	(33,940)	(18,435)
Adjusted Net Loss Attributable to ORBCOMM Inc. Common Stockholders	(3,028)	(2,501)	(22,198)	(18,435)
Basic EPS	(0.19)	(0.03)	(0.43)	(0.23)
Adjusted Basic EPS	(0.04)	(0.03)	(0.28)	(0.23)
EBITDA (1)	5,127	15,982	40,112	55,854
Adjusted EBITDA (1)	$14,861	$16,871	$54,806	$63,113

(1)	Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation of GAAP to Non-GAAP financial measures included with the financial tables at the end of this release.

“We’re pleased that our fourth quarter results for Revenue and Adjusted EBITDA margin came in at the high-end of guidance and finished the year on a strong note,” said Marc Eisenberg, ORBCOMM’s Chief Executive Officer. “In 2020, we’ve made significant progress on the integration initiative, expanded partnership agreements, launched new products and services, achieved substantial cost reductions, and dramatically improved our capital structure. Altogether, these efforts led to strong Adjusted EBITDA margin and generated record cash flow from operations. We believe our new streamlined model, coupled with new product launches scheduled this year, a recovering macro environment, and our focus on long-term growth positions ORBCOMM to further expand its customer base and build a strong foundation for 2021 and beyond.”

Financial Results

Revenues

Total Revenues for the fourth quarter of 2020 were $63.8 million compared to $61.7 million in the third quarter. Total Revenues for 2020 were $248.5 million compared to $272 million in 2019 predominantly impacted by business disruptions associated with the global pandemic.

Service Revenues were $39.1 million in the fourth quarter of 2020 compared to $39.7 million in the third quarter, which included a $2.4 million non-recurring software license. Excluding the software license revenue, fourth quarter service revenues increased 4.8% sequentially. Recurring Service Revenues were $36.8 million in the fourth quarter, an increase of 1.1% from the third quarter. Other Service Revenues, which are comprised of installation services, professional services and software licenses, were $2.3 million in the quarter. For the full-year 2020, Service Revenues remained stable at $157.8 million, despite headwinds from the expired AT&T contract and a weak oil and gas environment. As of December 31, 2020, total billable subscriber communicators were approximately 2.23 million, an increase of 3.8% over the prior year.

Product Sales were $24.7 million in the fourth quarter of 2020, up $2.7 million or 12.2% sequentially from the third quarter as various markets across the business continue to improve. For the full-year 2020, Product Sales were $90.6 million compared to $111.4 million in 2019, as the COVID-19 health crisis caused many temporary customer facility closures and delayed customer deployment schedules.

Gross Margin (1)

GAAP Service Gross Margin, inclusive of depreciation and amortization expense, was 57.0% in the fourth quarter of 2020 compared to 57.9% in the prior year period. Non-GAAP Service Gross Margin, excluding depreciation and amortization expense, was 67.6% in the fourth quarter of 2020 compared to 68.2% in the prior year period. The year-over-year decline was predominantly due to high margins recognized in 2019 from the acceleration of deferred revenue associated with the expired AT&T contract. For the full-year 2020, Non-GAAP Service Gross Margin remained flat compared to 2019 at 67.5%.

GAAP Product Gross Margin, inclusive of depreciation and amortization expense, was 27.6% in the fourth quarter of 2020 compared to 27.3% in the prior year period. Non-GAAP Product Gross Margin, excluding depreciation and amortization expense, was 29.8% in the fourth quarter of 2020 compared to 29.2% in the same period last year. The year-over-year improvement was primarily driven by a reduction in standard product costs and other indirect expenses. For the full-year 2020, Non-GAAP Product Gross Margin was 30.0%, an increase of 30 basis points over 2019.

Operating Expenses

Operating Expenses for the fourth quarter of 2020 were $31.8 million compared to $32.9 million in the same period in 2019. The $1.1 million improvement was primarily driven by lower travel and entertainment, and labor costs, as well as lower product development expenses. For the full-year 2020, Operating Expenses were $134.1 million, a decrease of $1.7 million compared to 2019. Excluding higher bad debt expense in 2020 attributable to customers negatively impacted by the pandemic and one-time favorable benefits recognized in 2019, Operating Expenses decreased by over $8 million year-over-year exceeding the Company’s cost reduction plan target of $4 million in annual savings for 2020.

Net Income (Loss) and Earnings Per Share (1)

Net Loss Attributable to ORBCOMM Inc. Common Stockholders for the fourth quarter of 2020 was $14.8 million, or $0.19 per share, largely as a result of the $11.7 million loss on debt extinguishment, compared to a Net Loss of $2.5 million, or $0.03 per share in the fourth quarter of 2019. Excluding the one-time loss on debt extinguishment, Adjusted Net Loss Attributable to ORBCOMM Inc. Common Stockholders for the fourth quarter of 2020 was $3 million, or $0.04 per share. For the full-year 2020, Net Loss Attributable to ORBCOMM Inc. Common Stockholders was $33.9 million, or $0.43 per share, compared to a Net Loss of $18.4 million, or $0.23 per share in 2019. Excluding the one-time loss on debt extinguishment recognized in the fourth quarter of 2020, Adjusted Net Loss Attributable to ORBCOMM Inc. Common Stockholders for the full-year 2020 was $22.2 million, or $0.28 per share.

EBITDA and Adjusted EBITDA (1)

EBITDA for the fourth quarter of 2020 was $5.1 million compared to $16 million in the prior year period. EBITDA for the full year 2020 was $40.1 million compared to $55.9 million in 2019.

Adjusted EBITDA for the fourth quarter of 2020 was $14.9 million compared to $16.9 million in the prior year period. The year-over-year decline was primarily due to the flow-through impact from lower revenue, mainly product sales, partially offset by reduced operating expenses. Fourth quarter 2020 Adjusted EBITDA increased over $0.5 million or up 3.8% sequentially from the third quarter as the Company continues to recover from the pandemic’s impact. The Company’s Adjusted EBITDA Margin increased sequentially 10 basis points to 23.3% primarily driven by increased revenues and cost reductions.

For the full-year 2020, Adjusted EBITDA was $54.8 million, or 22.1%, compared to $63.1 million in 2019, which included a $2 million non-recurring favorable net benefit associated with the inthinc acquisition.

Balance Sheet & Cash Flow

As of December 31, 2020, Cash and Cash Equivalents totaled $40.4 million. Cash Flow from Operations for the fourth quarter of 2020 totaled $9 million, consistent with the prior year period. Capital Expenditures were $3.9 million in the quarter, a decrease of $0.9 million compared to the same period in 2019.

For the full-year 2020, Cash Flow from Operations was $48.4 million, a new record for the Company and an increase of $18.3 million over the prior year. Capital Expenditures in 2020 totaled $19.5 million.

Capital Restructure

On December 2, 2020, the Company announced that it closed on a new $200 million 5-year term loan and a $50 million revolving credit facility, and along with cash on hand, were predominantly used to redeem all of the Company’s outstanding high-yield senior notes. The debt refinancing converts the Company’s annual interest expense of $20 million to $8 million of interest expense and $10 million of principal payments in 2021. Both facilities bear interest at LIBOR plus 3.25%, with a 50 basis-point floor, and can fluctuate based on the Company’s consolidated net leverage ratio, which as of December 31, 2020 was 3.2x, resulting in an interest rate of 3.75%. As the Company’s net leverage ratio improves, the interest rate on the facilities can decline further reducing annual interest expense. The Company anticipates its debt balance over the next five years to decline by nearly half and to reduce its net debt leverage to negligible levels.

2021 Outlook (2)

Customer demand for ORBCOMM’s IoT products and solutions are at high levels though the Company is still monitoring the impacts from the global pandemic and a global component supply shortage. Taking these factors into consideration, the Company expects first quarter 2021 Total Revenues to be between $61 million and $65 million and anticipates Adjusted EBITDA margin to be between 21.5% and 22.5%. While the Company intends to provide more specific second quarter guidance on the next earnings call, we anticipate significant annual comparative increases in the quarter.

(2)

The Company’s outlook includes non-GAAP measures, such as Adjusted EBITDA Margin, which excludes charges or credits not indicative of core operations, which may include but not be limited to stock-based compensation expense, acquisition-related and integration costs, impairment loss, and other significant items that currently cannot be predicted. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the Company is unable to provide equivalent reconciliations from GAAP to non-GAAP for these financial measures.

Investment Community Conference Call

ORBCOMM will host a conference call and webcast for the investment community this morning at 8:30 AM ET. Senior management will review the results, discuss ORBCOMM’s business, and address questions.  To access the call, participants in the U.S. should dial 1-844-735-3762 at least ten minutes prior to the start of the call. International participants should dial 1-412-317-5710. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company’s investor relations website at http://investors.orbcomm.com and then select “Events & Presentations” to access the link to the webcast. To listen to a replay of the conference call, please dial 1-877-344-7529 or 412-317-0088 for International callers using access code 10152226. The audio replay will be available from approximately 11:30 AM ET on February 24, 2021 through March 10, 2021.

About ORBCOMM Inc.

ORBCOMM (Nasdaq: ORBC) is a global leader and innovator in the industrial Internet of Things industry, providing solutions that connect businesses to their assets to deliver increased visibility and operational efficiency. The company offers a broad set of asset monitoring and control solutions, including seamless satellite and cellular connectivity, unique hardware and powerful applications, all backed by end-to-end customer support, from installation to deployment to customer care. ORBCOMM has a diverse customer base including premier OEMs, solutions customers and channel partners spanning transportation, supply chain, warehousing and inventory, heavy equipment, maritime, natural resources, and government. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, estimates, objectives and expectations for future events, as well as projections, business trends and other statements that are not historical facts. Such forward-looking statements are subject to known and unknown risks and uncertainties, some of which are beyond our control, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: demand for and market acceptance of our products and services and our ability to successfully implement our business plan; our dependence on our subsidiary companies (Market Channel Affiliates (“MCAs”)) and third-party product and service developers and providers, distributors and resellers (Market Channel Partners (“MCPs”)) to develop, market and sell our products and services, especially in markets outside the United States; substantial losses we have incurred and may continue to incur; substantial competition in the telecommunications, AIS data and industrial IoT industries; the inability to effect suitable investments, alliances and acquisitions or the inability to successfully integrate acquired businesses and systems; defects, errors or other insufficiencies in our products or services; failure to meet minimum service level commitments to certain of our customers; our dependence on significant customers for a substantial portion of our revenues, including key customers such as JB Hunt Transport Services, Inc., Caterpillar Inc., Komatsu Ltd., Carrier Global Corporation and Satlink S.L.; our ability to expand our business outside the United States and risks related to the economic, political and other conditions in foreign countries in which we do business; fluctuations in foreign currency exchange rates; unanticipated domestic or foreign tax or fee liabilities; the possibility we will be required to collect certain taxes in jurisdictions where we have not historically done so; economic, political and other conditions; extreme events such as man-made or natural disasters, earthquakes, severe weather or other climate change-related events; our dependence on a limited number of manufacturers for many of our products and services; interruptions, discontinuations, slowdown or loss of the supply of subscriber communicators from our vendor Sanmina Corporation; legal proceedings; our reliance on intellectual property; increased regulatory restrictions and oversight; lack of in-orbit or other insurance for our ORBCOMM Generation 1 or ORBCOMM Generation 2 satellites; our reliance on third-party wireless network service providers to deliver existing and developing services in certain areas of our business; significant interruptions, discontinuation or loss of services provided by Inmarsat plc; risks related to the COVID-19 pandemic; inaccurate estimates in accounting or incorrect financial assumptions; significant operating risks related to our satellites due to various types of potential anomalies and potential impacts of space debris or other spacecrafts; the failure of our systems or reductions in levels of service due to technological malfunctions or deficiencies or other events outside of our control; difficulty upgrading or replacing aging hardware and software we use in operating our gateway earth stations and our customers’ subscriber communicators; technical or other difficulties with our gateway earth stations; security risks related to our networks, data processing systems and software systems and those of our third-party service providers; liabilities or additional costs as a result of laws, governmental regulations and evolving views of personal privacy rights; failure of our information technology systems; cybersecurity risks; the level of our indebtedness and the terms of the credit agreement for our $200.0 million term loan facility and our $50.0 million revolving facility, that could restrict our business activities or our ability to execute our strategic objectives or adversely affect our financial performance; and risks related to an investment in our common stock, including volatility due to our quarterly performance. For more detail on these and other risks, please see our Annual Report on Form 10-K for the year ended December 31, 2020, and other documents we file with the SEC. We undertake no obligation to publicly revise any forward-looking statements or cautionary factors, except as required by law.

Contacts

Investor Inquiries:	Media Inquiries:
Aly Bonilla	Michelle Ferris
Vice President, Investor Relations	Senior Director, Corporate Communications
ORBCOMM Inc.	ORBCOMM Inc.
703-433-6360	703-433-6516
bonilla.aly@orbcomm.com	ferris.michelle@orbcomm.com

ORBCOMM Inc.
Consolidated Statements of Operations
(in thousands, except per share data)

	Quarters Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Revenues:
Service revenues	$39,128	$41,299	$157,819	$160,594
Product sales	24,685	28,383	90,647	111,419
Total revenues	63,813	69,682	248,466	272,013
Cost of revenues, exclusive of depreciation and amortization shown below:
Cost of services	12,665	13,141	51,273	52,264
Cost of product sales	17,332	20,102	63,453	78,377
Operating expenses:
Selling, general and administrative	16,555	16,748	70,176	69,590
Product development	2,808	3,335	12,720	14,720
Depreciation and amortization	12,309	12,704	50,736	50,702
Acquisition-related and integration costs	112	95	448	788
Income (loss) from operations	2,032	3,557	(340)	5,572

Other (expense) income:
Interest income	298	549	1,239	1,957
Other (expense) income	(448)	(259)	(1,369)	(129)
Interest expense	(4,076)	(5,299)	(19,957)	(21,149)
Loss on debt extinguishment	(2,942)	—	(2,942)	—
Loss on debt call premium	(8,800)	—	(8,800)	—
Total other expense	(15,968)	(5,009)	(31,829)	(19,321)
Loss before income taxes	(13,936)	(1,452)	(32,169)	(13,749)
Income taxes	868	1,029	1,656	4,383
Net loss	(14,804)	(2,481)	(33,825)	(18,132)
Less: Net income attributable to the noncontrolling interests	(34)	20	115	291
Net loss attributable to ORBCOMM Inc.	$(14,770)	$(2,501)	$(33,940)	$(18,423)
Net loss attributable to ORBCOMM Inc. common stockholders	$(14,770)	$(2,501)	$(33,940)	$(18,435)
Per share information-basic:
Net loss attributable to ORBCOMM Inc. common stockholders	$(0.19)	$(0.03)	$(0.43)	$(0.23)
Per share information-diluted:
Net loss attributable to ORBCOMM Inc. common stockholders	$(0.19)	$(0.03)	$(0.43)	$(0.23)
Weighted average common shares outstanding:
Basic	78,059	78,275	78,101	79,259
Diluted	78,059	78,275	78,101	79,259

ORBCOMM Inc.
Consolidated Balance Sheets
(in thousands, except par value and share data)

	December 31,
	2020	December 31,
ASSETS	(unaudited)	2019
Current assets:
Cash and cash equivalents	$40,384	$54,258
Accounts receivable, net of allowances for doubtful accounts of $8,209 and $4,480, respectively	51,199	60,595
Inventories	29,987	39,881
Prepaid expenses and other current assets	14,592	18,003
Total current assets	136,162	172,737
Satellite network and other equipment, net	127,537	145,553
Goodwill	166,129	166,129
Intangible assets, net	60,559	73,280
Other assets	20,200	23,149
Deferred income taxes	258	132
Total assets	$510,845	$580,980
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$14,323	$16,722
Accrued liabilities	31,907	36,951
Current portion of notes payable	10,000	—
Current portion of deferred revenue	5,238	3,865
Total current liabilities	61,468	57,538
Note payable — related party	1,400	1,275
Notes payable, net of unamortized deferred issuance costs	206,897	246,683
Deferred revenue, net of current portion	4,158	6,771
Deferred tax liabilities	13,413	14,894
Other liabilities	14,094	16,303
Total liabilities	301,430	343,464
Commitments and contingencies
Equity:
ORBCOMM Inc. stockholders’ equity
Series A Convertible Preferred Stock, par value $0.001; 1,000,000 shares authorized; 40,624 issued and outstanding at December 31, 2020 and December 31, 2019	406	406
Common stock, par value $0.001; 250,000,000 shares authorized; 78,183,806 and 78,062,451 shares issued at December 31, 2020 and December 31, 2019, respectively	78	78
Additional paid-in capital	451,327	447,681
Accumulated other comprehensive income (loss)	1,021	(1,013)
Accumulated deficit	(244,882)	(210,942)
Total ORBCOMM Inc. stockholders’ equity	207,950	236,210
Noncontrolling interests	1,465	1,306
Total equity	209,415	237,516
Total liabilities and equity	$510,845	$580,980

ORBCOMM Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Twelve Months Ended December 31,
	2020	2019
Cash flows from operating activities:	(Unaudited)
Net loss	$(33,825)	$(18,132)
Adjustments to reconcile net loss to net cash provided by operating activities:
Change in allowance for doubtful accounts	5,324	2,008
Depreciation and amortization	50,736	50,702
Change in the fair values of acquisition-related contingent consideration	—	(2,063)
Amortization and write-off of deferred debt fees	3,580	776
Loss on early extinguishment of debt	8,800	—
Stock-based compensation	5,331	6,180
Foreign exchange loss (gain)	1,142	(143)
Deferred income taxes	(1,618)	(1,213)
Other	2,223	2,240
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	4,535	(5,156)
Inventories	10,021	(5,607)
Prepaid expenses and other assets	3,810	2,432
Accounts payable and accrued liabilities	(8,307)	1,093
Deferred revenue	(1,250)	(783)
Other liabilities	(2,085)	(2,250)
Net cash provided by operating activities	48,417	30,084
Cash flows from investing activities:
Capital expenditures	(18,490)	(21,067)
Capital expenditures associated with the subscription model	(1,049)	—
Net cash used in investing activities	(19,539)	(21,067)
Cash flows from financing activities:
Proceeds from issuance of long term debt	200,000	—
Payments under revolving credit facility	(15,000)	—
Proceeds from revolving credit facility	35,000	—
Cash paid for debt issuance costs	(3,155)	—
Proceeds from paycheck protection program	7,588	—
Principal payment under paycheck protection program	(7,588)	—
Proceeds from employee stock purchase plan	798	1,076
Purchases of common stock under share repurchase program	(2,527)	(9,444)
Principal payment of long-term debt	(250,000)	—
Cash paid for debt call premium	(8,800)	—
Net cash used in financing activities	(43,684)	(8,368)
Effect of exchange rate changes on cash and cash equivalents	932	(157)
Net (decrease) increase in cash and cash equivalents	(13,874)	492
Beginning of year	54,258	53,766
End of year	$40,384	$54,258
Supplemental disclosures of cash flow information:
Cash paid for:
Interest	$23,937	$20,000
Income taxes	$5,826	$4,810

Non-GAAP Financial Measures

The following table reconciles Net Loss Attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands and unaudited)	2020	2019	2020	2019
Adjustments for EBITDA
Net Loss attributable to ORBCOMM Inc.	$(14,770)	$(2,501)	$(33,940)	$(18,423)
Income tax expense	868	1,029	1,656	4,383
Interest income	(298)	(549)	(1,239)	(1,957)
Interest expense	4,076	5,299	19,957	21,149
Loss on debt extinguishment	2,942	—	2,942	—
Depreciation and amortization	12,309	12,704	50,736	50,702
EBITDA	$5,127	$15,982	$40,112	$55,854

Adjustments for Adjusted EBITDA
Stock-based compensation	856	774	5,331	6,180
Net income attributable to noncontrolling interests	(34)	20	115	291
Acquisition-related and integration costs	112	95	448	788
Loss on call premium	8,800	—	8,800	—
Adjusted EBITDA	$14,861	$16,871	$54,806	$63,113

The following table reconciles Net Loss Attributable to ORBCOMM Inc. to Adjusted Net Loss Attributable to ORBCOMM Inc. for the periods shown:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
(in thousands, except per share data, and unaudited)
Net Loss attributable to ORBCOMM Inc. Common Stockholders	$(14,770)	$(2,501)	$(33,940)	$(18,435)
Loss on debt extinguishment	11,742	—	11,742	—
Adjusted net loss attributable to ORBCOMM Inc. Common Stockholders	$(3,028)	$(2,501)	$(22,198)	$(18,435)

Basic EPS	$(0.19)	$(0.03)	$(0.43)	$(0.23)
Impact of Adjustments listed above on Basic EPS	$0.15	$—	$0.15	$—
Adjusted Basic EPS	$(0.04)	$(0.03)	$(0.28)	$(0.23)

The following tables reconcile GAAP Service Gross Margin to Non-GAAP Service Gross Margin and GAAP Product Gross Margin to Non-GAAP Product Gross Margin for the periods shown:

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
(In thousands, except margin data, and unaudited)
Service revenues	$39,128	$41,299	$157,819	$160,594
Minus - Cost of services, including depreciation and amortization expense	16,844	17,392	68,097	69,250
GAAP Service gross profit	$22,284	$23,907	$89,722	$91,344
Plus - Depreciation and amortization expense	4,179	4,251	16,824	16,986
Non-GAAP Service gross profit	$26,463	$28,158	$106,546	$108,330
GAAP Service Gross Margin	57.0%	57.9%	56.9%	56.9%
Non-GAAP Service Gross Margin	67.6%	68.2%	67.5%	67.5%

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
(In thousands, except margin data, and unaudited)
Product sales	$24,685	$28,383	$90,647	$111,419
Minus - Cost of product sales, including depreciation and amortization expense	17,874	20,621	65,559	81,006
GAAP Product gross profit	$6,811	$7,762	$25,088	$30,413
Plus - Depreciation and amortization expense	542	519	2,106	2,629
Non-GAAP Product gross profit	$7,353	$8,281	$27,194	$33,042
GAAP Product Gross Margin	27.6%	27.3%	27.7%	27.3%
Non-GAAP Product Gross Margin	29.8%	29.2%	30.0%	29.7%

ORBCOMM publicly reports its financial information in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). To facilitate external analysis of the Company’s operating performance, ORBCOMM also presents financial information that are considered “non-GAAP financial measures” under Regulation G and related reporting requirements promulgated by the U.S. Securities and Exchange Commission. Non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, Net Income or other measures of financial performance prepared in accordance with GAAP and may be different than those presented by other companies. EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Non-GAAP Service Gross Margin, Non-GAAP Product Gross Margin, Adjusted Net Loss Attributable to ORBCOMM Inc. Common Stockholders and Adjusted Basic EPS are not performance measures calculated in accordance with GAAP and are therefore considered non-GAAP measures. Reconciliation tables are presented above.

The Company’s outlook for 2021 includes non-GAAP measures, such as Adjusted EBITDA Margin, which exclude charges or credits not indicative of core operations, which may include but not be limited to stock-based compensation expense, acquisition-related and integration costs, impairment loss, and other significant items that currently cannot be predicted. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the Company is unable to provide equivalent reconciliations from GAAP to non-GAAP for these forward-looking non-GAAP financial measures.

EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes, depreciation and amortization, and loss on debt extinguishment. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget.

The Company also believes that Adjusted EBITDA, defined as EBITDA adjusted for stock-based compensation expense, noncontrolling interests, impairment loss, and acquisition-related and integration costs, is useful to investors to evaluate the Company’s core operating results and financial performance because it excludes items that are significant non-cash or non-recurring expenses reflected in the Condensed Consolidated Statements of Operations. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Total Revenues.

Non-GAAP Service Gross Margin is defined as Non-GAAP Service Gross Profit divided by Service Revenue. Non-GAAP Service Gross Profit is defined as Service Revenue, minus costs of services (including depreciation and amortization expense) plus depreciation and amortization expense. Non-GAAP Product Gross Margin is defined as Non-GAAP Product Gross Profit divided by Product Sales. Non-GAAP Product Gross Profit is defined as Product Sales, minus cost of product (including depreciation and amortization expense) plus depreciation and amortization expense. The Company believes that Non-GAAP Service Gross Margin and Non-GAAP Product Gross Margin are useful to evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the depreciation and amortization impact of capital investments from its operating results.

Adjusted Net Loss attributable to ORBCOMM Inc. Common Stockholders is defined as Net Loss attributable to ORBCOMM Inc. Common Stockholders, excluding Loss on Debt Extinguishment. Adjusted Basic EPS is defined as Basic EPS excluding Loss on Debt Extinguishment. Adjusted Net Loss attributable to ORBCOMM Inc. Common Stockholders and Adjusted Basic EPS are non-GAAP financial measures used by the Company. These non-GAAP financial measures are used as a means to evaluate period-to-period comparisons. These non-GAAP measures are presented in this press release as management believes that they will provide investors with a means of evaluating, and an understanding of how management evaluates, the Company’s performance and results on a comparable basis that is not otherwise apparent on a GAAP basis, since many non-recurring, infrequent or non-cash items that management believes are not indicative of the core performance of the business may not be excluded when preparing financial measures under GAAP. These non-GAAP measures should not be considered in isolation from, as substitutes for, or superior to financial measures prepared in accordance with GAAP, or may be different from similarly titled measures reported by other companies.